Exhibit 99.1

PRESS RELEASE – FOR IMMEDIATE RELEASE AVIV STOCKHOLDERS APPROVE ACQUISITION BY OMEGA HEALTHCARE INVESTORS, INC.

CHICAGO – March 27, 2015 – Aviv REIT, Inc. (“Aviv”) (NYSE: AVIV) announced today that at its special meeting held earlier today, its stockholders voted to approve its previously announced merger with and into a wholly owned subsidiary of Omega Healthcare Investors, Inc. (“Omega”) (NYSE: OHI). Aviv has been advised that, at a separate special meeting held earlier today, Omega stockholders also voted to approve the issuance of shares of Omega common stock to Aviv stockholders in connection with the merger and the proposal to amend Omega’s charter to increase the number of shares of Omega common stock authorized for issuance.

The transaction is expected to close on or about April 1, 2015, subject to satisfaction of all remaining closing conditions. Assuming completion of the merger, Aviv stockholders will receive a fixed exchange ratio of 0.90 Omega shares for each share of Aviv common stock they own.

About Aviv

Aviv REIT, Inc., based in Chicago, is a real estate investment trust that specializes in owning post-acute and long-term care SNFs and other healthcare properties. Aviv is one of the largest owners of SNFs in the United States and has been in the business for over 30 years. Aviv currently owns 357 properties that are triple-net leased to 37 operators in 31 states.

For more information about Aviv, please visit our website at www.avivreit.com or contact: Craig M. Bernfield, Chairman & Chief Executive Officer at 312-855-0930.

Forward-Looking Statements

The information presented herein includes forward-looking statements. Statements regarding future events and developments are forward-looking statements. Actual results may differ materially from those reflected in such forward-looking statements as a result of a variety of factors, including, among other things: (i) the ability of the parties to close the proposed transaction; (ii) risks relating to the integration of Aviv’s operations and employees into Omega and the possibility that the anticipated synergies and other benefits of the proposed acquisition will not be realized or will not be realized within the expected timeframe; (iii) the outcome of any legal proceedings related to the proposed transaction; and (iv) other factors identified in Aviv’s and Omega’s filings with the SEC. Except as required by law, we do not undertake any responsibility to release publicly any revisions to these forward-looking statements to take into account events or circumstances that occur after the date as of which such statements are made or to update you on the occurrence of any unanticipated events which may cause actual results to differ from those expressed or implied by the forward-looking statements contained herein.